Exhibit 99.1
Thursday November 27, 2007
Press Release
SOURCE: eResearchTechnology, Inc.
eResearchTechnology (eRT) Agrees to Acquire the Centralized ECG Business of Covance
Covance and eRT Enter into Exclusive Marketing Agreement to Offer eRT’s Cardiac Safety Services to Covance’s
Clients for 10 Years
PHILADELPHIA, November 27, 2007 /PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, announced today that it has agreed to acquire the centralized ECG business of Covance Inc. In addition, Covance and eRT have entered into an exclusive ten-year marketing agreement to supply eRT’s centralized cardiac safety services to Covance’s clients. It is expected that the acquisition will close on or before November 28, 2007.
“By acquiring the centralized cardiac services of Covance, eRT is furthering its commitment as a leader in the cardiac safety field. The scale, expertise, and ancillary technology benefits that will be derived from the acquisition will allow us to provide better and more cost-effective services to our valued clients and to the drug development industry,” said Dr. Michael McKelvey, President and CEO of eRT. “By engaging in this long-term strategic relationship with the world’s largest publicly-traded CRO, eRT is looking to extend its global leadership position in the area of cardiac safety.”
“Covance remains fully committed to providing our clients with integrated drug development solutions, including critical cardiac safety data in clinical projects,” said Joe Herring, Chairman and CEO of Covance. “Under the new marketing arrangement, we believe our clients will benefit from eRT’s industry-leading centralized ECG services. The transaction also allows Covance’s management team to focus more attention on growing our service offerings in the larger markets we serve.”
The companies disclosed that eRT will make a cash payment of $35.2 million and may pay approximately $14 million in additional compensation based upon eRT’s potential realization of revenue from the backlog transferred and from new contracts secured through Covance’s marketing activities. Under the terms of the marketing agreement Covance will exclusively use eRT as its provider of centralized cardiac safety services for a ten-year period.
eRT will continue to collaborate with all of its other key CRO, Phase I, Academic Research Centers, and other strategic partners to promote speed, accuracy, and reliability of data collection and reporting and quality study conduct for their clients.
eRT will adjust its previously issued Q4 2007 revenue guidance of $27 million to $28.5 million, adding approximately $1.5 to $2.0 million additional revenue as a result of the transaction. Additionally, management adjusted its previously issued Q4 2007 guidance for diluted earnings per share of $0.09 to $0.11 downward by $0.02 loss per diluted share to $0.07 to $0.09. The reduction in diluted earnings per share is caused by transition costs associated with the integration of operations of Covance Cardiac Safety Services with that of eRT. For the full year ending December 31, 2007, management reiterated its guidance in which revenues expected to be around the midpoint of the previously issued guidance of $95 million to $103 million. Management adjusted its previously issued guidance of $0.29 to $0.31 to $0.27 to $0.29 of earnings per diluted share.
Management anticipates the additional operations to the Company will add approximately $18 million to $20 million in revenue and add $0.04 to $0.06 of earnings per diluted share for the year ending December 31, 2008. Management will issue full guidance for the year ending December 31, 2008 for its Company in February 2008.
Conference Call
Dr. McKelvey and Richard Baron, the Company’s Chief Financial Officer, will hold a conference call to discuss this acquisition and the marketing arrangement. The conference call will take place at 8:30 a.m. EST on November 28, 2007. For the conference call interested participants should dial 800-322-5044 when calling within the United States or 617-614-4927 when calling internationally along with the pass code 80759494. There will be a playback available through 11:59 p.m. (EST) on December 4, 2007. To listen to the playback, please call 888-286-8010 when calling within the United States or 617-801-6888 when calling internationally. Please use pass code 30747023 for the replay.
This call is being webcast by Thomson Financial and can be accessed at eRT’s web site at http://www.eRT.com. The webcast may also be accessed at http://phx.corporate-ir.net/playerlink.zhtml?c=119164&s=wm&e=1706207 . The webcast can be accessed until November 28, 2008 on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, Pennsylvania, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Based in Princeton, New Jersey, Covance (http// www.covance.com) is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.3 billion, global operations in more than 20 countries, and more than 8,400 employees worldwide.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2007 financial guidance and timing of closing of the acquisition, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Richard Baron	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652
SOURCE: eResearchTechnology, Inc.